Exhibit 99.1
Oculus Innovative Sciences Announces Fiscal Third
Quarter 2007 Results
PETALUMA, CA — February 22, 2007 — Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the fiscal third quarter ended December 31, 2006.
Revenue for the three months ended December 31, 2006 was $1.05 million, up 81% from $581,000 for the same period a year ago, higher in all segments but primarily attributable to higher sales to Mexican hospitals and pharmacies. Gross margins for the quarter were 28% compared to negative margins in the third quarter of the previous year. The improvement in gross margin resulted from higher revenue and a reduction of manufacturing expenses in Mexico. Operating expenses were $5.41 million for the third quarter of fiscal 2007, up from $4.62 million in the same period last year. The stock-based compensation charge for the three months ended December 31, 2006 was $790,000 compared to $224,000 for the same period last year. The third-quarter net loss from continuing operations was $4.83 million, or $(1.17) per share, compared with a net loss from continuing operations of $5.67 million, or $(1.35) per share, in the third quarter of fiscal 2006.
Revenue for the nine month period ended December 31, 2006 was $3.38 million, up 103% from $1.66 million for the same period last year. Sales were up in all segments with revenue from India and Mexico contributing the largest increases. Gross margins for the nine months were 34%, up from negative margins in the comparable period last year, as a result of having reduced manufacturing expenses in Mexico and redirecting the efforts in the U.S. from manufacturing to research and development. Operating expenses were $14.87 million for the nine months ended December 31, 2006, up from $13.28 million for the same period last year. The stock-based compensation charge for the nine months ended December 31, 2006 was $1.06 million compared to $491,000 for the same period last year. The net loss from continuing operations for the nine months ended December 31, 2006 was $13.49 million, or $(3.28) per share, down from $15.24 million, or $(3.69) per share, as a result of higher revenues and lower overall expenses.
On January 24, 2007, during its fourth fiscal quarter, the Company completed an initial public offering of 3,025,000 shares of common stock providing net proceeds to the Company of $22.3 million. On February 16, 2007, the Company’s underwriters partially exercised their over-allotment option and purchased 328,550 shares of common stock providing net proceeds to the Company of $2.4 million.

Cash and cash equivalents at December 31, 2006 on an actual basis was $2.5 million. Cash and cash equivalents at December 31, 2006 on a pro forma basis, adjusted to reflect the proceeds from the initial public offering and exercise of the over allotment (after deducting underwriter’s discounts, commissions and non-accountable expenses) was $27.2 million.
Mr. Hoji Alimi provided highlights from the most recent quarter on Wednesday, February 21, 2007, at 9:30 a.m. Pacific Time, during the Roth Capital Partners 19th Annual OC Conference in Dana Point, California. A replay of the audio presentation will be available on the Company’s web site at www.oculusis.com/event.cfm for approximately 90 days following the presentation.
About Oculus
Oculus Innovative Sciences, Inc. is a specialty pharmaceutical company focused on the development, manufacture and marketing of a family of products intended to help prevent and treat infection in acute and chronic wounds. Oculus’ products based on its Microcyn Technology have received CE Mark, or European Union certification, for wound cleaning and reduction of microbial load, three U.S. FDA 510(k) clearances as a medical device in wound cleaning, lubricating, moistening and dressing, and has been granted additional approvals in Canada, India and Mexico.
Oculus’ principal operations are in Petaluma, California, and it conducts operations in Europe and Latin America through its wholly owned subsidiaries, Oculus Innovative Sciences Netherlands B.V. and Oculus Technologies of Mexico, S.A. de C.V. Our website is www.oculusis.com.
Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences, Inc.	The Ruth Group

Dan McFadden	John Quirk / Sara Ephraim (investors)

Director of Communications and	(646) 536-7029 / 7002

Investor Relations	jquirk@theruthgroup.com

(425) 753-2105	sephraim@theruthgroup.com

dmcfadden@oculusis.com

Jason Rando / Janine McCargo (media)

(646) 536-7025 / 7033

jrando@theruthgroup.com

jmccargo@theruthgroup.com

OCULUS INNOVATIVE SCIENCES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	December 31, 2006	March 31, 2006
ASSETS
Cash and cash equivalents	$2,520	$7,448
Accounts receivable, net	1,612	1,076
Inventory	423	317
Other current assets	550	1,386
Property and equipment, net	2,160	1,940
Other assets	2,535	522

Total assets	$9,800	$12,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,249	$4,460
Debt, capital leases and other obligations	8,584	891

Total liabilities	11,833	5,351
Total stockholders’ equity	(2,033)	7,338

Total liabilities and stockholders’ equity	$9,800	$12,689

OCULUS INNOVATIVE SCIENCES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
(in thousands)

	Three months ended		Nine months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$1,052	$581	$3,381	$1,662
Cost of sales	760	1,830	2,225	3,677

Gross profit (loss)	292	(1,249)	1,156	(2,015)
Operating expense (1)	5,409	4,615	14,870	13,284

Loss from operations	(5,117)	(5,864)	(13,714)	(15,299)
Interest and other income, net	290	197	222	62

Loss from continuing operations	(4,827)	(5,667)	(13,492)	(15,237)
Loss from operations of discontinued business	-	(413)	-	(587)

Net loss	(4,827)	(6,080)	(13,492)	(15,824)

Net loss per share — Continued operations	$(1.17)	$(1.35)	$(3.28)	$(3.69)

Net loss per share — Available to shareholders	$(1.17)	$(1.45)	$(3.28)	$(3.83)

Number of shares used in computing net loss per share	4,223	4,210	4,222	4,128

(1) Amounts include non-cash stock-based compensation expense as follows (in thousands):

	Three months ended		Nine months ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating expense	$790	$224	$1,060	$491
(2) Net loss per share calculation includes preferred stock dividends of $121,000 and $363,000 for the three and nine months ended December 31, 2006, respectively.